Artisan Partners Asset Management Inc. Reports February 2025 Assets Under Management
Milwaukee, WI - March 11, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of February 28, 2025 totaled $167.7 billion. Artisan Funds and Artisan Global Funds accounted for $81.3 billion of total firm AUM, while separate accounts and other AUM1 accounted for $86.4 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of February 28, 2025 - ($ Millions)
Growth Team
Global Opportunities	$20,708
Global Discovery	1,885
U.S. Mid-Cap Growth	12,712
U.S. Small-Cap Growth	2,978
Global Equity Team
Global Equity	367
Non-U.S. Growth	13,417
China Post-Venture	179
U.S. Value Team
Value Equity	5,118
U.S. Mid-Cap Value	2,690
Value Income	17
International Value Team
International Value	46,553
International Explorer	588
Global Value Team
Global Value	30,646
Select Equity	331
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,575
Credit Team
High Income	11,968
Credit Opportunities	312
Floating Rate	87
Developing World Team
Developing World	4,356
Antero Peak Group
Antero Peak	2,002
Antero Peak Hedge	239
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,868
EMsights Capital Group
Global Unconstrained	817
Emerging Markets Debt Opportunities	1,044
Emerging Markets Local Opportunities	1,241

Total Firm Assets Under Management ("AUM")	$167,698
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $109.0 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.